Exhibit 1

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of the undersigned. We further agree that any amendments or supplements thereto also shall be filed on behalf of each of the undersigned.

Date: November 18, 2002

FALCON SOLUTIONS LIMITED

By:	/s/ Gonzalo Lacalle	*
Name:	Gonzalo Lacalle
Title:	Director

By:	/s/ Mariano Scola	*
Name:	Mariano Scola
Title:	Director

DESAROLLO INTEGRADO, S.A. de C.V.

By:	/s/ Maruicio Zambrano Villarreal	*
Name:	Mauricio Zambrano Villarreal
Title:	Managing Director

*By:	/s/ Everett F. Casey
Everett F. Casey as attorney-in-
fact pursuant to Power of Attorney
attached hereto as Exhibit 2